EXHIBIT 99.1


OCEAN POWER CORPORATION ISSUES COMMON STOCK TO STATOIL

El Dorado Hills, CA, June 6, 2001: Ocean Power Corporation (OTC Symbol: PWRE) announces that on May 23, 2001, Statoil ASA ("Statoil") agreed to purchase 119,152 shares of Ocean Power's common stock. Ocean Power issued the shares in satisfaction of certain R&D subsidies made by Statoil to Ocean Power's wholly-owned subsidiary Sigma Electroteknisk AS, a Norwegian company, prior to Sigma's acquisition by Ocean Power. These subsidies, with an aggregate amount of NOK 3,809,394.67, were originally convertible at Statoil's option into Sigma common stock. These subsidies were converted at Statoil's option into the number of Ocean Power shares Statoil would have received had it converted the subsidies into Sigma shares immediately prior to Ocean Power's acquisition of Sigma.

The shares of common stock issued to Statoil pursuant to the above transaction have not been registered under the United States Securities Act of 1933 and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

Ocean Power's website www.pwre.com.

The above statements in regard to Ocean Power which are not purely historical are forward-looking statements including Ocean Power's beliefs, expectations, hopes or intentions regarding the future. All forward-looking statements are made as of the date hereof and are based on information available to Ocean Power as of such date. It is important to note that actual outcome and the actual results could differ materially from those in such forward-looking statements. Factors that could cause actual results to differ materially include risks and uncertainties such as technological, legislative and marketplace changes.

Contact: Blair Aiken, (212) 618-1712.
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